Exhibit 10.5

                       OPERATING AND MANAGEMENT AGREEMENT

      This Operating and Management Agreement (the "Agreement") is made as of the 22nd day of December, 2003 between QUEST CHEROKEE, LLC, a Delaware limited liability company, ("Company") and QUEST ENERGY SERVICE, INC., a Kansas corporation ("Manager") (each of Company and Manager being sometimes referred to herein as a "Party" and collectively referred to herein as the "Parties").

                               W I T N E S S E T H

      WHEREAS, pursuant to that certain Contribution, Conveyance, Assignment and Assumption Agreement, dated of even date herewith, Manager, Quest Oil & Gas Corporation, a Kansas corporation ("QOGC"); STP Cherokee, Inc., an Oklahoma corporation ("STP Cherokee"); Ponderosa Gas Pipeline Company, Inc., a Kansas corporation ("PGPC"); Producers Service, Incorporated, a Kansas corporation ("PSI"); and J-W Gas Gathering, L.L.C., a Kansas limited liability company ("J-W") (Manager, QOGC, STP Cherokee, PGPC, PSI, and J-W being collectively, referred to as the "Quest Subsidiaries") (i) assigned to Company certain coal bed methane properties and associated facilities, equipment and related assets within the Cherokee Basin of southeastern Kansas and northeastern Oklahoma; and
(ii) assigned to Bluestem Pipeline, LLC, a Delaware limited liability company ("Bluestem") certain gathering systems and pipelines and appurtenant properties in the Cherokee Basin; and

      WHEREAS, Company is the sole owner of Bluestem; and

      WHEREAS, Company desires to engage Manager to provide contract operating services, as more fully described herein, with respect to the oil and gas properties and gathering systems now owned or hereafter acquired by the Company and its wholly-owned subsidiaries, including Bluestem.

      NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                             Article I. DEFINITIONS

     Section 1.01 Defined Terms. The following terms, when used herein, shall have the meanings set forth below:

      "Affiliate" means, with respect to a Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person, and the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management, activities or policies of any Person.

      "Agreement" means this Agreement, as it may be amended from time to time.

      "Acquisition" means any acquisition by the Company of (i) all or substantially all of the interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise); or (ii) any acquisition by the Company of real or personal property or other assets from any Person.

      "Amended and Restated LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Company, as such may be amended from time to time.

      "Board" means the Board of Managers of the Company.

      "Business" means the oil and gas exploration, development and production and the gas gathering activities of the Company Group, as now or hereafter conducted.

      "Business Day" shall mean any day which is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of Texas or the State of New York.

      "Change of Control" has the meaning provided in the Amended and Restated LLC Agreement.

      "Company Group" means the Company and its wholly-owned subsidiaries, including Bluestem.

      "Divestiture"  means  the  transfer,   sale,  lease,  farmout,   exchange,
abandonment, mortgage or pledge or other disposition (or related series of such transactions) of all or any portion of the Properties.

      "Fiscal Year" means the fiscal year of the Company for U.S. GAAP purposes.

      "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

      "G&A Costs" shall have the meaning provided in Section 5.01.

      "Governmental Authority" (or "Governmental") means a federal, state, local, tribal or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

      "Hydrocarbons" shall mean oil, gas, casinghead gas, coal bed methane gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or extracted therefrom, together with all other minerals produced in association with these substances.

      "Law" means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, judgment, decision or declaration of a Governmental Authority having valid jurisdiction.


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


      "Manager" has the meaning set forth in the above preamble.

      "Manager's Fee" has the meaning provided in Section 5.01.

      "Material Decisions" has the meaning provided in the Amended and Restated LLC Agreement.

      "Non-Public Information" means information and records furnished by the Company with respect to the Company Group, the Business and/or the Properties, together with any reports, analyses, summaries, spreadsheets, evaluations, memoranda or other documents prepared or generated by Manager or its consultants or agents on the basis of such information, whether in written, graphic, electronic or any other format, to the extent such information is of a nature that is customarily maintained as confidential and not disclosed by publicly traded companies engaged in the oil and gas exploration and production business. Such information includes, but is not limited to, seismic data, reserve reports, prospect analyses, and privileged attorney-client communications.

      "Permits"  means  licenses,   permits,  variances,   exemptions,   orders,
franchises,   approvals  and  other   authorizations  of  or  from  Governmental
Authorities.

      "Person" means any individual,  firm,  corporation,  partnership,  limited
liability   company,   joint   venture,   association,   trust,   unincorporated
organization, Governmental Authority or any other entity.

      "Proceedings" means all proceedings, actions, claims, suits, and notices of investigations by or before any arbitrator or Governmental Authority.

      "Properties" means the oil and gas properties and gathering systems now owned or hereafter acquired by the Company or its wholly-owned subsidiaries, including, without limitation, oil and gas leases, mineral interests, pipelines, flow lines, gathering lines, gathering systems, compressors, dehydration units, separators, meters, injection facilities, salt water disposal wells and facilities, plants, wells, downhole and surface equipment, fixtures, improvements, easements, rights-of-way, surface leases, licenses, permits and other surface rights, and other real or personal property appurtenant thereto or used in conjunction therewith.

      "Services" means the services provided by Manager pursuant to this Agreement.

      "Third Party" means any Person other than Manager or a member of Company Group.

                         Article II. OPERATOR SERVICES

     Section 2.01 Services to be provided by Operator. Manager shall perform all operations and administrative services as may be required for the reasonable conduct of the Business as presently or hereafter conducted, including, without limitation the following:


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


          (a) Production Sales and Administration. Manager will provide, or will contract with a Third Party acceptable to the Board to provide, services relating to the sale of Hydrocarbons produced from the Properties, and will provide contract administration services in connection with the administration of the gathering, treating, processing, transportation and sale of such production.

          (b) Operations Services. With respect to Properties as to which any of the Company Group is the designated operator, Manager will conduct physical operation of the wells, gathering lines, pipelines, plants, tanks and other facilities comprising such Properties, including without limitation, the following (collectively the "Operations Services"):

               (i) Operating  and  maintaining  all oil and gas well,  gathering
          systems,  pipelines,   plants,  and  associated  equipment,   personal
          property, fixtures, and improvements;

               (ii) Operating automated field systems and related computer software and equipment, if any;

               (iii) Preparing and submitting required regulatory filings with Governmental Authorities;

               (iv) Maintaining well files and records and providing the necessary clerical and administrative assistance associated therewith;

               (v) Maintaining production, drilling, work-over and well status reports and records;

               (vi) Arranging the Company's purchase of supplies, materials, tools and equipment associated with operation of the Properties;

               (vii) Subcontracting for services associated with ownership and operation of the Properties; and

               (viii)  Negotiation,   administration  and  review  of  contracts
          associated with ownership and operation of the Properties.

          (c) Land Administration Services. Manager shall provide all lease, division order and other land administration services (collectively, "Land Administration Services"), including, without limitation, the following:

               (i) Administering and maintaining leases and agreements relating to the Properties;

               (ii) Maintaining and updating lease, ownership, contract and property records and databases relating to the Properties;


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


               (iii) Maintaining and updating royalty payment and division order reports and databases;

               (iv) Generating, verifying, and processing internal and external division orders and transfer orders required in the normal course of business;

               (v) Identifying, paying and invoicing rentals, rights of way, shut-in payments and other payments required by the leases or other agreements relating to the Properties;

               (vi) Maintaining land, contract, division of interest, lease files, and other files relating to the subject land administration functions; and

               (vii) Performing such other reasonable and customary land administration services as Company deems necessary to administer or maintain the leases or agreements relating to the Properties.

          (d) Accounting Services. Manager shall provide financial, revenue, and expense accounting services relating to the Properties (collectively, "Accounting Services"), including, without limitation, the following:

               (i) On or before forty-five (45) days after the end of every calendar month, Manager shall prepare a settlement statement for each member of Company Group indicating all cash, checks or other proceeds received and expenses paid which relate to such Company Group member's ownership or operation of Properties during the previous calendar month. All remittances shall be deposited into, and all expenses shall be paid from, the bank account of the respective Company Group member to whom such remittances or expenses are attributable, as such bank accounts may be designated by Company from time to time.

               (ii) Manager shall perform revenue accounting functions relating to the Properties including the disbursement of revenue proceeds to working interest, third party, royalty and overriding royalty owners as well as rental, severance or production taxes, right of way payments, and leasehold, minimum or advance payments due in the normal course of business;

               (iii)  Manager  shall  prepare  and file on behalf of the Company
          applicable   reporting  and  filing   requirements   of   Governmental
          Authorities;

               (iv) Manager shall perform expenditure accounting functions as reasonably directed by Company relating to the Properties including arranging the Company's payment of invoices and, where applicable, subsequent billing of same to working interest owners;

               (v) Manager shall provide to Company a monthly aged accounts receivable report detailing uncollected joint interest billings issued to Third Parties for operations conducted on the Properties;


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


               (vi) Manager shall prepare monthly gas balancing statements; and

               (vii) Within forty-five (45) days after the end of each month, Manager shall prepare a hedging report showing the Company's hedging positions as of the last day of such month, and forecasting the projected amount of production, by reserves category [proved developed producing ("PDP") and non-proved developed producing ("non-PDP")], that is hedged for the three year period following the date of such report.

          (e) Risk Management. Manager shall, at Company's cost and expense, arrange for the benefit of Company Group insurance coverages with respect to the Properties in accordance with the Company's risk management policies as established from time to time or as required by the Company's contractual obligations.

          (f) Bonding. Manager shall, at Company's cost and expense, arrange for the Company's production tax withholding, plugging and abandonment and surface restoration bonds, letters of credit or other surety required under applicable Law with respect to the Properties.

          (g) Engineering. Manager will, at Company's cost and expense, provide, or contract with a nationally recognized third party engineering firm to provide, engineering support relating to the Properties, including, but not limited to, reserve evaluations and production forecasting, monitoring of allowables, monitoring of well profitability, preparation and review of, and making of recommendations and elections with respect to, proposals for drilling, completion, workovers, or other operations with respect to the Properties, and recommendation of opportunities for enhancement of existing Hydrocarbon production.

          (h) Exploration; Acquisitions and Divestitures. Manager will make recommendations to Company with respect to the exploration and development of the Company's Properties and recommendations for Acquisitions and Divestitures, including, without limitation, the following:

               (i) Geological and Geophysical. Manager will provide services relating to the acquisition, processing and interpretation of seismic data (whether internally or externally), and evaluation of internally and externally developed prospect proposals and review of logs, isopach maps, and structure maps;

               (ii) Prospect Generation. Manager will provide services relating to the generation of internal and evaluation of outside proposals for the exploration and development of the Properties;

               (iii) Acquisitions. Manager will make recommendations to the Company with respect to potential Acquisitions;


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


               (iv) Divestitures. Manager will make recommendations to the Company relating to proposed Divestitures, including recommendations with respect to Divestiture of underperforming or non-core Properties;

          (i) Purchasing. Manager shall provide services for procurement of equipment, supplies and other goods and services reasonably necessary for the efficient day to day operation of the Business.

          (j) Compliance. Manager shall provide services relating to regulatory compliance, including, but not limited to, arranging the application for, or maintenance of, and compliance with all required Permits with respect to the Company's properties or the Business; preparation and filing of all applications, reports, notices, and other regulatory filings or reports required by any Governmental Authority; and participation in hearings and other administrative proceedings on behalf of Company.

          (k) Reporting to the Company. Manager shall prepare and submit to the Company the following information and reports:

               (i) Annual Budget: On or before February 15, 2004 with respect to the Fiscal Year ending May 31, 2004, and within sixty (60) days prior to the end of each subsequent Fiscal Year, Manager will prepare for the consideration and adoption of the Board a proposed annual operating, capital expenditure, maintenance and acquisition budget, and shall from time to time propose such amendments thereof as the Manager deems necessary and appropriate (the "Annual Budget"). Such Annual Budget shall set forth on a monthly basis at a minimum the estimated receipts and expenditures (capital, operating and other) of the Company in sufficient detail to provide an estimate of income, cash flow, capital proceeds and other financial requirements of the Company for such year. Each Annual Budget shall also include such other information or other matters reasonably necessary in order to enable the Board to make an informed decision with respect to approval of such Annual Budget.

               (ii) Monthly  Financial  Statements:  Within forty-five (45) days after the end of each month, Manager will provide a balance sheet and income statement for the current month and year-to-date setting forth the actual results for the periods presented together with a comparison to the respective amounts in the Annual Budget. Such financial statements shall be prepared in accordance with GAAP other than footnotes and subject to year-end audit adjustments, and shall contain a narrative description of variances to the Annual Budget.

               (iii) Monthly Operating Reports: Within forty-five (45) days after the end of each month, Manager will provide an operating report containing a summary of operations of the Properties.

               (iv) Audited Financial Statements: Manager will cause to be prepared and will furnish to Company within ninety (90) days after the end of each Fiscal Year, an audited balance sheet, income statement, statement of cashflows and a statement of changes in members' equity in the Company, all prepared in accordance with GAAP, together with an audit opinion from a big four nationally recognized accounting firm that, to the extent reasonably within the Manager's control, is unqualified.

               (v) Tax Estimate Report: Manager will use commercially reasonable efforts to cause the Company's auditor to furnish within thirty (30) days after the end of each Fiscal Year an estimate of taxable income for the Company and the amounts allocable to each member of Company for the Fiscal Year.

               (vi) Forecasted Distributions: Within forty-five (45) days after the end of each quarter, Manager will furnish a forecast of the Company's Net Cash Flow, as defined in the Amended and Restated LLC Agreement of the Company, for the remainder of the Fiscal Year.

               (vii) Income Tax Returns: The Manager shall cause to be prepared Federal and required state income tax returns to be filed by the Company within one hundred twenty (120) days after the end of a Fiscal Year. Contemporaneously with filing by the Company, Manager shall distribute copies of such returns and Schedule K-1 (or similar state schedule) to the Company's members.

               (viii) Other reports: The Manager shall provide the Board with copies of (i) all material reports delivered to the Company and (ii) all material information related to any pending or, to the knowledge of Manager, threatened Proceedings, insurance or required permits, together with such other reports and information relating to the Business or the Services as the Company may reasonably request, to the extent such information is in the possession of Manager or can be readily obtained by Manager without undue effort or unreimbursed expense.

               (ix) Meetings. At each meeting of the Board, Manager will provide information relevant to (a) any Material Decision, together with Manager's recommendation with respect thereto and reasons therefor, and a summary of actions taken pursuant to Material Decisions since the preceding meeting of the Board, (b) any material Proceedings which are pending or, to the knowledge of Manager, threatened against the Company or in connection with the Properties or the Business, and (c) any other material developments with respect to the Properties or the Business.

          (l) Maintenance of Books and Records. Manager shall maintain the books and records of the Company Group. Manager agrees to retain all such books and records for the time periods specified in the commercially reasonable records retention policies that may from time to time be adopted by the Company. If Manager desires to destroy any such records prior to the expiration of the time periods established in the Company's records retention policy (or in the absence of a Company records retention policy), then Manager shall notify the Company and obtain the Company's prior approval prior to destroying any such records.


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


          (m) Other. Manager will perform such other functions not heretofore enumerated in this Article II which were performed by Manager or its Affiliates prior to the date hereof with respect to Properties owned by the Company Group as of the date hereof.

                    Article III. MATTERS RESERVED TO COMPANY

     Section 3.01 Execution of Contracts. Manager is an independent contractor of Company. Manager may enter into subcontracts with service providers in connection with the performance of its obligations hereunder, but Manager is not authorized hereunder to execute contracts, assignments, certificates, applications, authorizations, regulatory filings, or any other documents or instruments in the Company Group's name. Company Group retains all responsibility and authority for execution of any such instruments to which the Company Group shall be a party. However, nothing herein shall preclude Company, at its discretion, from appointing from time to time Manager as its agent or attorney-in-fact for the purpose of executing and delivering instruments in connection with the consummation of transactions relating to the Properties which may be authorized hereunder or approved by the Company.

                          Article IV. STANDARD OF CARE

     Section 4.01 Standard of Care. Manager shall perform the Services as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable laws, regulations, contracts, leases, orders, security instruments, and other agreements to which Company Group is a party or by which Company Group or any of its Properties are bound; but in no event shall it have any liability as Manager to Company Group for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct; provided, however, that Manager shall have no liability for omissions of Manager resulting from the Company's failure to approve or fund actions recommended by the Manager.

     Section 4.02 Procurement of Goods and Services. To the extent that Manager arranges contracts with Third Parties for goods and services in connection with the operation of the Properties, Manager shall use commercially reasonable efforts (i) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished; and (ii) to obtain from such Third Parties the best available warranties and guarantees with respect to the goods and services so furnished.

     Section 4.03 Protection from Liens. Manager agrees to timely pay all of its subcontractors, materialmen, laborers, and vendors for labor, materials, and supplies furnished by Manager in connection with the operation of the Properties hereunder, and to allow no lien, encumbrance or charge arising from the provision of


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


services or material to become fixed upon any of the Properties other than liens being contested in good faith by appropriate proceedings.

     Section 4.04 Commingling of Assets. Manager shall separately maintain and not commingle the assets of Company with those of Manager.

     Section 4.05 Insurance. Manager shall obtain and maintain, from insurers who are reliable and acceptable to the Company and authorized to do business in the state or states or jurisdictions in which Services are to be performed by Manager, insurance coverages in the types and minimum limits set forth on Exhibit "A". Manager agrees to provide the Company with certificates of insurance evidencing such insurance coverage and, upon request of Company, shall furnish copies of such policies. Except with respect to workers' compensation coverage, the policies shall name the Company Group as additional insureds and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against the Company Group. The policies shall provide that they will not be cancelled or reduced without giving the Company at least ten (10) days' prior written notice of such cancellation or reduction.

     Section 4.06 Intellectual Property Rights. If Manager uses intellectual property owned by Third Party's in the performance of the Services, Manager shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property, and shall indemnify, defend and hold Company Group harmless from any liability from Manager's infringement upon, unauthorized use or misappropriation of, any intellectual property owned by or belonging to any other person.

                       Article V. MANAGER'S COMPENSATION

     Section 5.01 Manager's Fee. On the 1st day of each calendar month during the term hereof, Company shall pay Manager the sum of $292,000 as a monthly fee for Services rendered hereunder ("Manager's Fee"). Manager's Fee for any partial month shall be prorated based on the number of days of Services rendered by Manager during such month, with payment of Manager's Fee for services rendered from the date hereof through December 31, 2003 to be due and payable on January 1, 2004. In the event the 1st day of the month is a day other than a Business Day, payment shall be due on the next Business Day. Manager's Fee is intended to reimburse Manager for all of its general and administrative costs and expenses incurred in connection with the performance of the Services, including, without limitation, the cost and expense of salaries, wages, and benefits paid to Manager's employees (excluding field employees and First Level Supervisors, as defined in Exhibit B attached hereto), office space, office equipment, office services, office communications equipment, office computer equipment, vehicles (excluding field vehicles), and Manager's liability insurance required pursuant to Exhibit A (collectively, "G&A Costs"). In the event the Manager's Fee does not


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


reasonably reimburse Manager's G&A Costs, Manager may request an increase in the Manager's Fee, such request to be accompanied by (i) reasonable documentation of Manager's actual G&A Costs, and (ii) an explanation of the reasons for such increased costs; provided, however, that the Manager's Fee shall not be adjusted prior to the end of the Fiscal Year ending in 2007 except with the Board's approval in connection with a material Acquisition approved by the Board, and further provided that any increase shall be subject to approval by the Company's creditors, if required under the Company's credit agreements.

     Section 5.02 Other Expenditures. Except for Manager's G&A Costs (which, subject to the Company's payment of Manager's Fee, shall be borne by Manager), and except for matters for which the Company is entitled to indemnification from Manager pursuant to Article VI herein, all other costs and expenses incurred by Manager in performing Services hereunder shall be charged to the Company, without mark-up or profit to Manager, including, without limitation, expenses incurred in the exploration, development and operation of the Properties and other costs and expenses which constitute "direct charges" as provided in Exhibit B attached hereto; provided, however, that Manager shall not charge as a third-party expense the cost of performing general and administrative functions of the types contemplated in Section 5.01 with respect to the Properties owned as of the date hereof that were customarily performed in-house by Manager prior to the date hereof and outsourced after the date hereof.

     Section 5.03 Cash Advances. On or before the 15th day of each month, Manager shall submit a statement to Company specifying the expenditures estimated to be made by Manager in the following month with respect to the performance of Services authorized by Company. Manager shall bill Company for the amount of such estimated expenses and Company shall advance such amount to Manager on or before the first day of the month for which such advance is required. In the event actual expenditures are less than the amount advanced by the Company, Manager shall apply any excess advance to the following month's estimated expenditures, unless requested by the Company to return the amount of such excess.

                          Article VI. INDEMNIFICATION

     Section 6.01 Indemnification by Manager. Manager hereby agrees to defend, indemnify and hold harmless each member of Company Group and their respective officers, managers, members, employees, agents and Affiliates (collectively, the "Company Indemnitees") from any and all threatened or actual claims, demands, causes of action, suits, proceedings, losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys' fees and court costs (collectively, "Liabilities") sustained or incurred by or asserted against the Company Indemnitees arising from Manager's gross negligence or willful misconduct in the performance of the Services.

     Section 6.02 Indemnification by Company. Except for matters as to which Manager is obligated to indemnify Company Group pursuant to Section 6.01 above, Company hereby agrees to defend, indemnify and hold harmless Manager and its officers, directors and employees (collectively, the "Manager Indemnitees") from any and all Liabilities sustained or incurred or asserted against the Manager Indemnitees in connection with the performance of the Services.

     Section 6.03 Negligence; Strict Liability. THE INDEMNITY OBLIGATIONS HEREIN SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF ANY INDEMNITEE, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT MANAGER INDEMNITEES SHALL NOT BE ENTITLED TO INDEMNIFICATION IN RESPECT OF LIABILITIES ARISING FROM THE MANAGER INDEMNITEES' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     Section 6.04 Survival. The provisions of this Article VI shall survive the termination of this Agreement.

                          Article VII. CONFIDENTIALITY

     Section 7.01 Confidentiality. Manager shall maintain the confidentiality of all Non-Public Information with respect to Company Group, the Business and/or the Properties; provided, however, that Manager may disclose such Non-Public Information (i) in any judicial or alternative dispute resolution proceeding to resolve disputes between Company and Manager arising hereunder; (ii) to the extent disclosure is legally required under applicable Laws (including, without limitation, applicable securities and tax laws) or any agreement to which any member of Company Group is a party or by which it is bound, provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution proceeding, Manager shall, if so advised by counsel, seek a protective order or other relief to prevent or reduce the scope of such disclosure; and (iii) to Company's existing or potential lenders, investors, joint interest owners, purchasers, or other parties with whom Company may enter into contractual relationships, to the extent deemed by Manager to be reasonably necessary or desirable to enable it to perform the Services, provided that Manager shall require such Third Parties to execute agreements to maintain the confidentiality of the Non-Public Information so disclosed; and (iv) if authorized by the Board. Manager acknowledges that the Non-Public Information is being furnished to Manager for the sole and exclusive purpose of enabling it to perform the Services, and the Non-Public Information may not be used by it for any other purpose. The provisions of this Section shall survive the termination of this Agreement.

                       Article VIII. TERM AND TERMINATION

     Section 8.01 Term. This Agreement shall remain in force and effect until terminated (a) by mutual agreement of the parties; or (b) by Company upon the occurrence of any of the following: (i) Manager's gross negligence or willful misconduct in the performance of the Services; (ii) Manager's material breach of this Agreement, if such breach is not remedied within sixty (60) days after Manager's receipt of Company's written notice thereof, or such longer period as is reasonably required to cure such breach, provided that Manager commences to cure such breach within such sixty (60) day period and proceeds with due diligence to cure such breach; (iii) the conviction of Manager or any chairman, vice-chairman, president, chief executive officer, chief operating officer, chief financial officer, senior vice president or other senior officer of
Manager  of  any  felony  (other  than  vehicular   offenses);   (iv)  Manager's
undertaking of material activities with respect to the Property that are not authorized by the Company or Manager's disregard of the Board's lawful instructions; (v) a Change in Control of Manager or Manager's parent entity; or
(vi) the sale of all or substantially all of the Properties, either in a single transaction or series of transactions, or a winding-up of the Business.

     Section  8.02  Post-Termination   Transition.   Upon  termination  of  this
Agreement, Manager will:

          (a) provide to the Company all original files and records in Manager's possession or under Manager's control relating to the Properties or the Services rendered by Manager hereunder, excluding, however, employee records;

          (b) to the extent assignable, assign to Company or its designee all permits and licenses held by Manager that are necessary or desirable for the operation of the Properties in the manner in which they were operated upon termination of this Agreement;

          (c) cooperate with the Company's transfer of the operations of the Properties and execute such instruments and take such further action as the Company may reasonably request to transfer operations; and

          (d) at the Company's request, provide transition services for up to 60 days after termination of this Agreement in order to facilitate the transfer of operations of the Properties to a new operator designated by the Company; provided that during such transition period, Company shall continue to pay Manager the Manager's Fee, prorated to the number of days of transition services provided by Manager and continue to reimburse Manager, as provided in Section 5.02, for costs and expenses incurred by Manager in connection with transition services.

                 Article IX. AUDIT RIGHTS AND DISPUTE RESOLUTION

     Section 9.01 Audit Rights. At any time during the term of this Agreement, during Manager's normal business hours, Company shall have the right to review and, at Company's expense, to copy the books and records maintained by Manager relating to the Properties. In addition, to the extent necessary to verify the performance by Manager of its obligations under this Agreement, the Company shall have the right, at Company's expense, exercisable no more than once in any twelve-month period, to audit, examine and make copies of or extracts from the books and records of Manager (the "Audit Right"). Company may exercise the Audit Right through such auditors as the Board may determine in its sole discretion. Company shall (i) exercise the Audit Right only upon reasonable notice to Manager and (ii) use reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to Manager.

     Section 9.02 Dispute Resolution. The Parties shall use the dispute resolution procedures set forth in Exhibit C to the Amended and Restated LLC Agreement to resolve in good faith any dispute, controversy or claim related to this Agreement, including any dispute over the payment of indemnification pursuant to the provisions of Article VI.

                      Article X. MISCELLANEOUS PROVISIONS

     Section 10.01 Notices. All notices or advices required or permitted to be given by or pursuant to this Agreement, shall be given in writing. All such notices and advices shall be (i) delivered personally, (ii) delivered by facsimile or delivered by U.S. Registered or Certified Mail, Return Receipt Requested mail, or (iii) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) on the date of delivery if delivered personally or by facsimile, (ii) on the third Business Day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:


           If to Company:

           Quest Cherokee, LLC
           5901 N. Western, Suite 200
           Oklahoma City, OK  73118
           Attn: President/CEO
           Telephone:  (405) 840-9894
           Fax:  (405) 840-9897

                With a copy to:

                Cherokee Energy Partners LLC
                200 Clarendon Street, 55th Floor
                Boston, MA 02117
                Attn:  General Counsel
                Telephone:  (617) 531-6316
                Fax:  (617) 867-4698

           If to Manager:

           Quest Energy Service, Inc.
           5901 N. Western, Suite 200
           Oklahoma City, OK  73118
           Attn:  Jerry D. Cash
           Telephone:  (405) 840-9894
           Fax:  (405) 840-9897


or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

     Section 10.02 Waiver of Consequential Damages. NEITHER PARTY NOR ITS AFFILIATES SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF SUCH OTHER PARTY, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE, COST OF CAPITAL, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY WHETHER SUCH LIABILITY ARISES OUT OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

     Section 10.03 Governing Law. This Agreement shall be subject to, and interpreted by and in accordance with, the laws (excluding conflict of law provisions) of the State of Kansas.

     Section 10.04 Attorneys' Fees and Expenses. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

     Section 10.05 Entire Agreement. This Agreement is the entire Agreement of the parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof.

     Section 10.06 Construction. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties hereto, and shall not be construed against either Party on the basis of that Party's role in drafting this Agreement.

     Section 10.07 Further Assurances. In connection with this Agreement, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement.

     Section 10.08 Successors and Assigns. This Agreement may not be assigned by either Party hereto without the prior written consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

     Section 10.09 No Third Party Beneficiaries. Nothing in this Agreement (except as provided in Article VI) shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract.

     Section 10.10 Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership or joint venture, nor to authorize either Party to act as agent for or representative of the other Party. Each Party shall be deemed an independent contractor and neither Party shall act as, or hold itself out as acting as, agent for any other Party.

     Section 10.11 No Waiver. A Party to this Agreement may decide not to require, or fail to require, full or timely performance of any obligation arising under this Agreement. The decision not to require, or failure of a Party to require, full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

     Section 10.12 Amendments. This Agreement may be amended or modified only in a writing signed by both Parties which specifically references this Agreement.

     Section 10.13 Unenforceability. In the event any provision of this Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

     Section 10.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute but a single agreement.

     EXECUTED this 22nd day of December, 2003.

                                    "MANAGER"

                                    QUEST ENERGY SERVICE, INC.



                                    By:  /s/ Jerry Cash
                                         ---------------------------
                                          Jerry D. Cash
                                          Co-Chief Executive Officer


                                    "COMPANY"

                                    QUEST CHEROKEE, LLC




                                    By:  /s/ Jerry Cash
                                         ---------------------------
                                          Jerry D. Cash
                                          Manager

                                   EXHIBIT "A"

                      INSURANCE TO BE MAINTAINED BY MANAGER

1. Worker's Compensation Insurance, written to cover the employees of MANAGER in compliance with the state having jurisdiction over each employee, with the following endorsements and limits:

     Endorsements                           Limits
     ------------                           ------
     Basic Workers' Compensation Policy     Statutory   Limits  (or,
                                            if  no  such   statutory
                                            limits,   the   combined
                                            single     limit     per
                                            occurrence of $1,000,000)

     Employers' Liability                   Combined Single Limit per
                                            occurrence of $1,000,000

2. Commercial General Liability Insurance, written to include the following endorsements and limits:

     Endorsements                           Limits
     ------------                           ------
     Personal Injury                        Combined  Single Limit per
     Bodily Injury                          occurrence of $1,000,000
     Products & Completed Operations
     Broad Form Contractual
     Liability
     Broad Form Property Damage
     Premises
     Independent Contractors

3. Comprehensive Automobile Liability Insurance, written to include the following endorsements and limits:

     Endorsements                           Limits
     ------------                           ------
     Owned Vehicles                         Combined  Single  Limit per
     Non-owned Vehicles                     occurrence of $1,000,000
     Hired Vehicles
     Form MCS-90 (if applicable)
          (Endorsed on)

4. If Watercraft are provided by MANAGER and used by MANAGER in MANAGER's operations:

      A.  Protection  and Indemnity  Insurance  written to include the following
      endorsements  and  limits  (or,  in  the  alternative,   deletion  of  the
      watercraft exclusion from the Comprehensive General Liability Policy):

     Endorsements                           Limits
     ------------                           ------
     Chartered Vessel                       Combined  Single Limit per
     Members of Crew                        occurrence of $5,000,000
     Marine Contractual
     Tower's Liability
     In Rem
     Collision Liability
     Removal of "other than owner" clause
     regarding Limitation of Liability
     Removal of any clause limiting coverage to "as owner of the vessel"

      B. Hull and Machinery Insurance written to include the following endorsements and limits:

     Endorsements                           Limits
     ------------                           ------
    Collision Liability                     Value of Vessel or $1,000,000
    Removal  of "other  than  owner"        whichever greater
    clause  regarding  Limitation of
    Liability

5. If Aircraft, including helicopters, are provided by MANAGER and/or used by MANAGER in MANAGER's operation, Aircraft Liability, Passenger Liability, and Property Damage Liability Insurance, written to include the following endorsements and limits:

     Endorsements                           Limits
     ------------                           ------
     Owned Aircraft                         Combined  Single Limit
     Non-owned Aircraft                     per    occurrence   of
     Hired Aircraft                         $10,000,000

6.   Excess Umbrella Insurance

      MANAGER shall provide commercial general liability insurance ("Umbrella Policy") with limits not less than $5,000,000.

                                    EXHIBIT B
                                       to
                       Operating and Management Agreement


Direct Charges

1.    Ecological and Environmental

      Costs incurred for the benefit of the Properties as a result of requirements of Governmental Authorities to satisfy environmental considerations applicable to the Properties. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable Laws.

2.    Rentals and Royalties

      Lease rentals and royalties paid by Manager for the Properties.

3.    Labor

      (a) Salaries and wages of Manager's field employees and employees whose primary function is the direct supervision of other employees and/or contract labor directly employed in the performance of the Services in a field operating capacity ("First Level Supervisors") directly employed on the Properties.

      (b) Manager's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Company under Paragraph 3(a). Such costs under this Paragraph 3(b) may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Company under Paragraph 3(a). If percentage assessment is used, the rate shall be based on the Manager's cost experience.

      (c) Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Manager's costs chargeable to the Company under Paragraphs 3(a) and 3(b).

      (d) Travel and other reimburseable expenses of those employees whose salaries and wages are chargeable to the Company under Paragraph 3(a).

4.    Employee Benefits

      Manager's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Manager's labor cost chargeable to the Company under Paragraphs 3(a) and 3(b) shall be Manager's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5.    Material

      Material purchased or furnished by Manager for use on the Properties. Only such material shall be purchased for or transferred to the Properties as may be required for immediate use and as is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6.    Transportation

      Transportation of employees and material necessary for operations on the Properties.

7.    Services

      The cost of contract services, equipment and utilities provided by outside sources.

8.    Equipment and Facilities Furnished by Manager

      (a)  Manager  shall  charge the  Company  for use of  Manager-owned  field
           equipment  and  facilities  at  rates   commensurate  with  costs  of
           ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed eight percent (8%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Properties.

      (b) In lieu of charges in Paragraph 8(a) above, Manager may elect to use average commercial rates prevailing in the immediate area of the Properties less 20%. For automotive equipment, Manager may elect to use rates published by the Petroleum Motor Transport Association.

9.    Damages and Losses to Joint Property

      All costs or expenses necessary for the repair or replacement of Properties made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Manager's gross negligence or willful misconduct. Manager shall furnish Company written notice of damages or losses incurred as soon as practicable after a report thereto has been received by Manager.

10.   Legal Expense

      Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Properties, except that no charge for service of Manager's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Company. All other legal expense is considered to be covered by Manager's G&A Costs.

11.   Taxes

      Taxes of every kind and nature assessed or levied upon or in connection with the Properties, the operation thereof, or the production therefrom.

12.   Insurance

      Premiums paid for insurance obtained for the benefit of the Company or the Properties.

13.   Abandonment and Reclamation

      Costs incurred for abandonment of the Properties, including costs required by Governmental Authorities.

14.   Communication

      Cost  of  acquiring,   leasing,  installing,   operating,   repairing  and
      maintaining   communication   systems,   including   radio  and  microwave
      facilities directly serving the Properties.

15.   Other Costs and Expenses

      Any other expenditure not covered above which is of direct benefit to the Properties and is incurred by Manager in the necessary and proper conduct of operations of the Properties, excluding Manager's G&A Costs.